Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Appointment of Former U.S. Air Force Under Secretary
Ron Sega to Its Board of Directors

LOS ANGELES (December 18, 2007) – Rentech, Inc. (AMEX:RTK) is pleased to announce today that it has appointed Ronald M. Sega, Ph.D. to the Company’s Board of Directors effective immediately.

Dr. Sega currently serves as Vice President for Applied Research with the Colorado State University Research Foundation. He also serves as the Woodward Professor of Systems Engineering at Colorado State University’s College of Engineering. In addition, he serves as Special Assistant to the University’s Vice President for Research.

Dr. Sega previously served as Under Secretary for the U.S. Air Force. In that capacity, he oversaw the recruiting, training and equipping of approximately 700,000 people and a budget of approximately $110 billion. Designated the Department of Defense Executive Agent for Space, Dr. Sega developed, coordinated and integrated plans and programs for space systems of all Department of Defense space major defense acquisition programs.

As the Air Force’s chief energy executive, Dr. Sega led the creation of a new energy strategy for the Air Force. This strategy and its implementation were overseen by an executive team, the Air Force Energy Strategy Senior Focus Group, which was chartered by Air Force Secretary Michael W. Wynne and chaired by Dr. Sega. This comprehensive strategy addressed demand-side energy efficiencies, supply-side energy assurance options and the establishment of a culture of conservation. In connection with this effort, Dr. Sega flew on the first Air Force B-52 test flight that used blended synthetic fuels in September of 2006. The Air Force Senior Focus Group received the overall Presidential Award for Leadership in Federal Energy Management in Washington, D.C. on November 2, 2007.

As a NASA astronaut, Dr. Sega flew on two shuttle missions. Dr. Sega joined NASA in 1990, making his first shuttle flight in 1994 aboard the Space Shuttle Discovery. From November 1994 to March 1995, he was NASA's Director of Operations, Russia, responsible for managing NASA activities supporting astronaut and cosmonaut training for flight on the Russian Mir space station. He completed his second shuttle flight in 1996 as payload commander for the third shuttle/Mir docking mission aboard Atlantis, completing his astronaut tenure with 420 hours in space.

Commenting on Dr. Sega’s appointment to the Company’s Board of Directors, D. Hunt Ramsbottom, President and CEO, of Rentech stated, “We are pleased that Dr. Sega has joined Rentech’s Board of Directors. He brings a wealth of relevant experience to Rentech as the Company progresses on its commercialization strategy and begins supplying its ultra-clean synthetic fuels to customers.”

Dr. Sega stated, “I am excited to be joining Rentech, a company that is committed to using a wide array of domestic resources to produce environmentally sound fuels that will help ensure our nation’s energy security.”

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Company has developed and patented the Rentech Process which transforms under-utilized domestic energy resources into valuable and clean alternative fuels and chemicals. These energy resources include coal, petroleum coke, biomass and municipal solid waste.

For more information

For more information please contact: Julie Dawoodjee, Director of Investor Relations, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799